                                                                    EXHIBIT 99.1


NEWS RELEASE

                 FAIRCHILD SEMICONDUCTOR REPORTS FOURTH QUARTER
                              AND FULL 2001 RESULTS

   -  PRO FORMA EARNINGS BEAT FIRST CALL CONSENSUS EARNINGS ESTIMATE
   -  TRADE SALES UP 3% FROM THIRD QUARTER
   -  POWER COMPONENTS SALES UP 10% FROM THIRD QUARTER
   -  BOOKINGS RISE 8% SEQUENTIALLY; BOOK-TO-BILL RATIO ABOVE 1:1
   - POSITIVE OPERATING CASH FLOW FOR TWELFTH STRAIGHT QUARTER; CASH BALANCE TOPS $500 MILLION

South Portland, Maine - Fairchild Semiconductor International (NYSE: FCS), one of the largest worldwide suppliers of power semiconductors, today reported results for the fourth quarter and full year ended December 30, 2001. Fourth quarter trade sales, which exclude foundry revenues, were $313.2 million, up 3% from the third quarter. Total revenues for the fourth quarter were $324.6 million, down 31% from fourth quarter 2000 and at the high end of the mid-quarter guidance issued by the company on November 28, 2001.

Fourth quarter pro forma earnings (formerly called adjusted earnings), which exclude amortization of acquisition-related intangibles, restructuring, impairments and other unusual items, were $0.4 million, slightly positive on a per diluted share basis, compared to First Call consensus estimates of a $0.04 loss per share, and down from $76.9 million or $0.76 per diluted share in fourth quarter of 2000. During the quarter the company had unusual charges of $11.2 million which included a $4.0 million write-off of an equity investment and $7.2 million for charges associated with severance and other costs associated with employee workforce reductions. Including amortization of acquisition-related intangibles, restructuring, impairments and other unusual items, the company reported a net loss in the fourth quarter of $16.2 million, or $0.16 per share, compared to net income of $93.7 million, or $0.92 per diluted share in the fourth quarter of 2000.

"We continue to believe that we saw the low point for our trade sales in the third quarter and that we are moving through the early stages of a market recovery," said Kirk Pond, president, CEO and chairman of the Board. "By focusing on new products and design wins, while leveraging our penetration in computing and consumer applications, we increased trade sales sequentially this quarter, even in the face of aggressive competition in our end markets. Our consistent focus on developing high performance semiconductors for power applications helped us grow our trade sales by 3% sequentially, and grow our power sales by 10% sequentially, despite the fact that our targeted industry-wide power markets increased only slightly from third quarter levels.

"Our new product sales percentage reached a new high this quarter, at 36% of trade sales, driven mainly by increased penetration in desktop and notebook PCs, set top boxes, DVD players and consumer applications," continued Pond. "Sales from power components increased to 59% of total trade sales. Our analog revenues were up more than 8% sequentially, while our discrete revenues climbed more than 7% from the third quarter. This improvement in our product mix, along with slightly better factory utilization helped us improve our gross margins to 24.2%, an improvement of 420 basis points sequentially from the third quarter."

Highlights of the fourth quarter include the following:

- Grew market share in power components segment from 8.1% to 9.0% from August to November (based on Worldwide Semiconductor Trade Statistics (WSTS) global sales data);

- Grew overall market share in standard linear, discrete, standard logic and optoelectronics markets from 5.9% to 6.5% from August to November (based on WSTS global sales data);

- Generated 36% of sales from products that have been developed within the past three years;

- Grew sales from power components which include power analog and power transistors more than 10% sequentially;

- Announced plan to build 800,000 square foot state-of-the-art assembly and test facility in China-Singapore Suzhou Industrial Park to produce logic, discrete and analog power products

- Positive book-to-bill ratios in computing, consumer, power supply and industrial segments;

- Maintained end market segment balance with 16% of sales into communications, 33% into computing, 23% into consumer and displays, and 28% into industrial/automotive/military.

"We continue to believe our business is on an upswing," stated Pond. "During the quarter our trade bookings improved 8% sequentially, and our trade book-to-bill ratio was greater than 1:1. We turned 21% of our fourth quarter bookings into revenue during the quarter. Visibility improved slightly, but remains low. Our 13-week backlog remained flat through the quarter, while our 26-week backlog grew a few percentage points. In general, pricing seems to be bottoming for most of our product lines, even though our market environment remains very competitive. Because of the industry-wide drop in unit demand during 2001, we anticipate no real recovery in pricing for much of 2002.

"During the quarter we saw overall bookings increase sequentially for communications, computing, displays, and industrial segments, while automotive orders were down and consumer orders were flat," said Pond. "Demand from the computing segment was strong throughout the quarter. Wireless communications orders were strong in October and November and weakened in December. Late in the quarter, we experienced increases in order rates from wireline communications, networking and power supply market segments, which have been very weak all year. Resales in our worldwide distribution channels increased on a sequential basis, while distribution inventory levels dropped both on an absolute dollar basis as well as measured by weeks of inventory. As we projected in our mid-quarter update, we have seen our bookings rates slow in mid-December through the first part of January, which is typical seasonally."

"Throughout 2001 we have kept our focus on our revenue and our cash balance," stated Joe Martin, executive vice president and chief financial officer. "During the fourth quarter we had positive cash flow from operations for the twelfth straight quarter and we continued to strengthen our balance sheet. We reduced our inventories and reduced our days sales outstanding in receivables. We also successfully completed a $200 million offering of 5% convertible notes. In addition to growing our trade sales, market share, and gross margins, we finished the year with a cash balance that tops $504 million, compared to $285 million at the end of the third quarter."

For the full year 2001 revenues were $1,407.7 million, down 21% from full year revenues in 2000. The company reported 2001 pro forma earnings of $23.5 million, or $0.23 per diluted share, compared to $282.5 million, or $2.79 per diluted share in 2000. Including amortization of acquisition-related intangibles, restructuring, impairments and other unusual items, the company reported a net loss of $41.7 million or $0.42 per share, compared to net income of $273.1 million, or $2.69 per diluted share in 2000.

"Our beginning backlog entering the first quarter was roughly equal to our beginning backlog entering the fourth quarter," continued Martin. "However, due to the normal seasonal slowness we experienced during late December and into January, we expect our turns bookings in the first quarter to be lower than the fourth quarter. We expect our first quarter revenues to be down about 3% to 5% from the fourth quarter which is in line with historical seasonality for our products. We expect our first quarter trade sales to again increase as a percentage of our total revenues as our foundry revenue continues to decline. Our backlog pricing for first quarter is slightly lower than fourth quarter due to the result of annual OEM contract negotiations, so we expect gross margins to be flat to slightly down in the first quarter.

"For the first quarter we expect to have sequentially flat R&D and SG&A expenses, and interest expenses in the range of $26-27 million," stated Martin. "For the remainder of 2002, we expect moderate revenue growth to resume at historical seasonal rates, and expect to increase our gross margins gradually as we improve factory utilization and continue selling our new products into the market. While overall pricing seems to have bottomed, we believe currently available industry capacity levels will delay significant price increases for several more quarters. We plan capital spending for 2002 to continue to be about 10% to 12% of sales, with spending focused on cost reduction and the expansion of our in house assembly and test capacity for new power products. We continue to believe that we hit the bottom of the cycle in third quarter 2001, and are looking forward to improving market conditions throughout 2002 and beyond."

In order to comply with earnings press release guidelines jointly developed and issued by Financial Executives International (FEI) and the National Investor Relations Institute (NIRI) and endorsed by the Securities and Exchange Commission (SEC) this press release is accompanied by a pro forma statement of operations (which excludes amortization of intangibles, restructuring, impairments and other unusual items), a generally accepted accounting principles
(GAAP) statement of operations (which includes amortization of intangibles, restructuring, impairments and other unusual items) and a reconciliation from pro forma to GAAP results.

Special Note on Forward-Looking Statements:

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The statements in the second-to-last and third-to-last paragraphs above are forward-looking statements that are based on management's assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as "we believe," "we expect," or "we anticipate," or refer to management's expectations about Fairchild's future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors' actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. These and other risk factors are discussed in the company's quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor's web site at investor.fairchildsemi.com or the SEC's web site at www.sec.gov.

About Fairchild Semiconductor International:
Fairchild Semiconductor International (NYSE: FCS) is a leading global supplier of high performance products for multiple end markets. With a focus on developing leading edge power and interface solutions to enable the electronics of today and tomorrow, Fairchild's components are used in computing, communications, consumer, industrial, automotive and aerospace applications. Fairchild's 10,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.



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                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                        PRO FORMA STATEMENT OF OPERATIONS
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                   Three Months Ended                Twelve Months Ended
                                                            -------------------------------      ---------------------------
                                                            December 30,       December 31,      December 30,   December 31,
                                                                2001              2000               2001          2000
                                                            ------------       ------------      ------------   ------------
Revenue:
              Net sales--trade                                $ 313.2           $ 452.0           $ 1,338.9      $ 1,679.5
              Contract manufacturing                             11.4              16.8                68.8          101.6
                                                              -------           -------           ---------      ---------
                    Total revenue                               324.6             468.8             1,407.7        1,781.1
Operating expenses:
              Cost of sales--trade                              236.3             288.6             1,003.5        1,082.0
              Cost of contract manufacturing                      9.9              12.5                47.6           65.3
              Research and development                           18.6              26.5                83.0           83.9
              Selling, general and administrative                34.2              48.1               154.3          186.4
                                                              -------           -------           ---------      ---------
                    Total operating expenses                    299.0             375.7             1,288.4        1,417.6
                                                              -------           -------           ---------      ---------

Operating income                                                 25.6              93.1               119.3          363.5
Interest expense, net                                            24.9              12.4                88.6           54.4
Other (income) expense                                             --              (0.8)                 --           (0.8)
                                                              -------           -------           ---------        -------
Income before income taxes                                        0.7              81.5                30.7          309.9
Provision for income taxes                                        0.3               4.6                 7.2           27.4
                                                              -------           -------           ---------        -------
Pro forma net income                                          $   0.4           $  76.9           $    23.5        $ 282.5
                                                              =======           =======           =========        =======
Pro forma net income per common share:
              Basic                                           $  0.00           $  0.77           $    0.24        $  2.90
                                                              =======           =======           =========        =======
              Diluted                                         $  0.00           $  0.76           $    0.23        $  2.79
                                                              =======           =======           =========        =======
Weighted average common shares:
              Basic                                              99.9              99.3                99.6           97.5
                                                              =======           =======           =========        =======
              Diluted                                           104.3             101.3               102.9          101.4
                                                              =======           =======           =========        =======


Pro forma statements of operations are intended to present the Company's operating results, excluding special items described below, for the periods presented.

During the three months ended December 30, 2001, the special items included restructuring and impairments and amortization of acquisition-related intangibles. In addition, for the year ended December 30, 2001 special items included purchased in-process research and development and an inventory charge associated with the Analog restructuring. These special items are presented using our calculated effective tax rate at the time.

During the three months ended December 31, 2000, the special items included a tax reserve release and amortization of acquisition-related intangibles. In addition, for the year ended December 31, 2001, special items included purchased in-process research and development, the write-off of deferred financing fees, a gain resulting from proceeds from the sale of our former MountainView, California facility and the adjustment of restructuring reserves based upon the execution of several prior year plans. These special items are presented using our calculated effective tax rate at the time.

For the three months and the year ended December 30, 2001, diluted pro forma earnings per share is calculated utilizing diluted weighted average common shares, which takes into consideration the affect of weighted options outstanding that are antidilutive in the calculation of net loss per share. For the three months and the year ended December 30, 2001, the $200 million convertible notes were considered antidilutive common stock equivalents and were excluded from the computation of pro forma net income per share.

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                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
              RECONCILIATION OF PRO FORMA NET INCOME TO NET INCOME
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                      Three Months Ended             Twelve Months Ended
                                                                 ----------------------------     -----------------------------
                                                                 December 30,    December 31,     December 30,     December 31,
                                                                     2001           2000              2001            2000
                                                                 ------------    ------------     ------------     ------------
Net income (loss)                                                 $ (16.2)         $ 93.7           $ (41.7)        $ 273.1
Adjustments to reconcile net income (loss)
   to pro forma net income:
     Restructuring and impairments                                    7.2                              21.4            (5.6)
     Purchased in-process research and development                     --              --              13.8             9.0
     Non-recurring (gains) charges (1)                                 --              --               2.5            (1.8)
     Write-off of equity investment                                   4.0              --               4.0              --
     Non-recurring release of deferred tax asset valuation
          allowance                                                    --           (26.3)               --           (26.3)
     Amortization of acquisition-related intangibles                 14.4            10.1              53.1            37.6
     Less associated tax effects                                     (9.0)           (0.6)            (29.6)           (3.5)
                                                                  -------          ------            ------         -------
Proforma net income                                               $   0.4          $ 76.9            $ 23.5         $ 282.5
                                                                  =======          ======            ======         =======


(1) For the year ended December 30, 2001 includes inventory charges of $2.5 million associated with the Analog restructuring action. For the year ended December 31, 2000 includes the favorable effect of the release of reserves booked to sales and cost of sales of $2.1 million and $3.3 million, respectively which are associated with the Memory restructuring action in 1999 as well as $3.6 million of deferred financing fees write-off.

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                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                             STATEMENT OF OPERATIONS
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                         Three Months Ended                Twelve Months Ended
                                                                  --------------------------------    ---------------------------
                                                                  December 30,       December 31,     December 30,   December 31,
                                                                      2001              2000             2001           2000
                                                                  ------------       ------------     ------------   ------------
Revenue:
              Net sales--trade                                      $ 313.2            $ 452.0         $ 1,338.9      $ 1,681.6
              Contract manufacturing                                   11.4               16.8              68.8          101.6
                                                                    -------            -------         ---------      ---------
                    Total revenue                                     324.6              468.8           1,407.7        1,783.2
Operating expenses:
              Cost of sales--trade                                    236.3              288.6           1,006.0        1,078.7
              Cost of contract manufacturing                            9.9               12.5              47.6           65.3
              Research and development                                 18.6               26.5              83.0           83.9
              Selling, general and administrative                      34.2               48.1             154.3          186.4
              Amortization of acquisition-related intangibles          14.4               10.1              53.1           37.6
              Restructuring and impairments                             7.2                 --              21.4           (5.6)
              Purchased in process research & development                --                 --              13.8            9.0
                                                                    -------            -------         ---------      ---------
                    Total operating expenses                          320.6              385.8           1,379.2        1,455.3
                                                                    -------            -------         ---------      ---------

Operating income                                                        4.0               83.0              28.5          327.9
Interest expense, net                                                  24.9               12.4              88.6           58.0
Other (income) expense                                                  4.0               (0.8)              4.0           (0.8)
                                                                    -------            -------         ---------       --------
Income (loss) before income taxes                                     (24.9)              71.4             (64.1)         270.7

Provision (benefit) for income taxes                                   (8.7)             (22.3)            (22.4)          (2.4)
                                                                    -------            -------         ---------       --------
Net income (loss)                                                   $ (16.2)           $  93.7         $   (41.7)      $  273.1
                                                                    =======            =======         =========       ========

Net income (loss) per common share:
              Basic                                                 $ (0.16)           $  0.94         $   (0.42)      $   2.80
                                                                    =======            =======         =========       ========
              Diluted                                               $ (0.16)           $  0.92         $   (0.42)      $   2.69
                                                                    =======            =======         =========       ========
Weighted average common shares:
              Basic                                                    99.9               99.3              99.6           97.5
                                                                    =======            =======         =========       ========
              Diluted                                                  99.9              101.3              99.6          101.4
                                                                    =======            =======         =========       ========

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                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                                 BALANCE SHEETS
                                  (IN MILLIONS)


                                                                     December 30,       December 31,
                                                                         2001              2000
                                                                     ------------       ------------
                                                                     (unaudited)
                                               ASSETS

Current assets:
      Cash and cash equivalents                                       $    504.4         $   401.8
      Receivables, net                                                     133.6             225.0
      Inventories                                                          209.1             192.8
      Other current assets                                                  27.3              56.8
                                                                      ----------         ---------
                  Total current assets                                     874.4             876.4

Property, plant and equipment, net                                         659.6             596.6
Intangible assets, net                                                     479.8             298.1
Other assets                                                               135.4              66.4
                                                                      ----------         ---------
                  Total assets                                        $  2,149.2         $ 1,837.5
                                                                      ==========         =========


                                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Current portion of long-term debt                               $      0.4         $      --
      Accounts payable                                                     106.7             155.3
      Accrued expenses and other current liabilities                        92.2             136.9
                                                                      ----------         ---------
                  Total current liabilities                                199.3             292.2

Long-term debt, less current portion                                     1,138.2             705.2
Other liabilities                                                            3.7               2.4
                                                                      ----------         ---------
                  Total liabilities                                      1,341.2             999.8

Total stockholders' equity                                                 808.0             837.7
                                                                      ----------         ---------
                  Total liabilities and stockholders' equity          $  2,149.2         $ 1,837.5
                                                                      ==========         =========